FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity California Municipal Trust II

Fund	Fidelity California Municipal Money Market Fund
Trade Date	9/30/2015
Settle Date	10/13/2015
Security Name	CA PUB WKS(CA ST) 3% 5/1/16
CUSIP	13068LVL6
Price	101.521
Transaction Value	$ 2,030,420.00
Class Size	$ 387,890,000.00
% of Offering	0.516%
Underwriter Purchased From	RBC Capital Markets
Underwriting Members: (1)	RBC Capital Markets
Underwriting Members: (2)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (3)	Backstrom McCarley Berry Co., LLC
Underwriting Members: (4)	The Williams Capital Group, L.P.
Underwriting Members: (5)	Alamo Capital
Underwriting Members: (6)	BNY Mellon Capital Markets, LLC
Underwriting Members: (7)	BOSC, Inc.
Underwriting Members: (8)	Citigroup Global Markets Inc.
Underwriting Members: (9)	City National Securities, Inc.
Underwriting Members: (10)	Estrada Hinojosa & Company, Inc.
Underwriting Members: (11)	Fidelity Capital Markets
Underwriting Members: (12)	Great Pacific Securities
Underwriting Members: (13)	KeyBanc Capital Markets Inc.
Underwriting Members: (14)	Oppenheimer & Co.
Underwriting Members: (15)	Piper Jaffray & Co.
Underwriting Members: (16)	RH Investment Corporation
Underwriting Members: (17)	Southwest Securities, Inc.
Underwriting Members: (18)	Sutter Securities Incorporated
Underwriting Members: (19)	Wells Fargo Securities